   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 2000

                                                      REGISTRATION NO. 333-42784
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         POST EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             ACCRUE SOFTWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       DELAWARE                                              94-3238684
           (STATE OR OTHER JURISDICTION OF                                (I.R.S. EMPLOYER
            INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NUMBER)

                              48634 MILMONT DRIVE
                         FREMONT, CALIFORNIA 94538-7353
                                 (510) 580-4500
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                CODE, OF COMPANY'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               RICHARD D. KREYSAR
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             ACCRUE SOFTWARE, INC.
                              48634 MILMONT DRIVE
                         FREMONT, CALIFORNIA 94538-7353
                                 (510) 580-4500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                                JOHN V. BAUTISTA
                                FRANCES JOHNSTON
                               PETER D. HADROVIC
                               VENTURE LAW GROUP
                           A PROFESSIONAL CORPORATION
                              2775 SAND HILL ROAD
                              MENLO PARK, CA 94025
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [
]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ] ________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ] ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434,
check the following box.   [ ]

                        CALCULATION OF REGISTRATION FEE

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
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM        PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF            AMOUNT TO BE        OFFERING PRICE PER      AGGREGATE OFFERING         AMOUNT OF
    SECURITIES TO BE REGISTERED          REGISTERED              UNIT(1)                 PRICE(1)          REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001.....       1,666,667               $22.75              $37,916,674.25         $10,010.00(2)
-----------------------------------------------------------------------------------------------------------------------------
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

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on July 28, 2000.

(2) Previously paid with the initial filing of this Registration Statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                 SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2000


PROSPECTUS


                             ACCRUE SOFTWARE, INC.

                         1,666,667 Shares Common Stock

     THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK.
YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 2 IN
DETERMINING WHETHER TO PURCHASE THE COMMON STOCK.
                           -------------------------

     All references herein to "Accrue," "we," "our," "us," the "Company" and the "Registrant" refer to Accrue Software, Inc. unless otherwise indicated by the context.

     The 1,666,667 shares of the Company's common stock, $0.001 par value, covered by this Prospectus (the "Shares") are offered for the account of Tantau
Software, Inc., a Delaware corporation and a stockholder of the Company (the
"Selling Stockholder"). The Shares were issued to the Selling Stockholder in connection with that certain Asset Purchase Agreement dated June 30, 2000 by and among the Company, the Selling Stockholder, and Tantau Software International,
Inc., a Delaware corporation and a wholly owned subsidiary of the Selling
Stockholder. The Selling Stockholder may sell the Shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. See
"Plan of Distribution" on page 14. The Selling Stockholder has advised the Company that no sale or distribution other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. The Company will not receive any of the proceeds from the sale of common stock held by the Selling
Stockholder.


     The Company's common stock is traded on the Nasdaq National Market under the symbol ACRU. The last reported sale price of the common stock on November 1, 2000 was $4.66 per share.


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                                                                UNDERWRITING
                                        PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                         PUBLIC                COMMISSIONS(1)        SELLING STOCKHOLDER(1)
------------------------------------------------------------------------------------------------------------
Per Share.....................       See Text Above            See Text Above            See Text Above
Total.........................
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

(1) All expenses of registration of the Shares shall be borne by the Company. Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the Selling Stockholder are payable by the Selling Shareholder.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED ON THE ADEQUACY OF ACCURACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NEITHER WE NOR THE SELLING STOCKHOLDER MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                The date of this Prospectus is November 22, 2000

     This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. See "Risk Factors."

                                  THE COMPANY

     Accrue is a leading provider of Internet data collection and analysis software which enables business decision makers to address critical marketing and merchandising questions concerning the effectiveness of their Web sites. Its products, Accrue Insight, Hit List and Decision Series are comprehensive solutions aimed at helping Internet businesses increase numbers of visitors, customer loyalty and sales by collecting, storing, analyzing and reporting Web site activity data at a level of detail and accuracy that distinguishes the Company's technology from others. Accrue products are highly scalable, meaning they are detailed and robust enough to meet the needs of successful and rapidly expanding Web sites as their user volumes greatly expand.

     Merchandising managers traditionally depend on analysis of marketing metrics like campaign effectiveness, shopping patterns or price elasticity, and the quantity of that data has increased dramatically as the information age has extended the number of methods and reach for marketing communications. Conducting traditional marketing analysis has therefore become more complicated. In addition, the Internet has now emerged as the fastest growing communication and commerce medium in history, creating new challenges that further compound the complexity of collecting and analyzing valuable merchandising information. As a result, businesses are demanding analysis that provides a measure of return on investment for their Internet initiatives. Accrue attempts to meet this need by creating a detailed, flexible, robust and easy-to-use approach to Internet merchandising analysis.

     The Company has licensed its products to customers representing a broad spectrum of enterprises within diverse industries, including publishing, entertainment and media, high technology, financial services and retail.

     Accrue currently markets and sells its products primarily through its direct sales force in North America and has recently expanded into international markets through informal alliances with third parties such as Sumisho Electronics Company, Ltd., a subsidiary of Sumitomo Corporation, and Itochu Techno-Science Corporation in Japan and Scientific Computers GmbH in Europe.

     The Company's objective is to extend its position as a leading provider of enterprise-class e-business analysis software. To achieve this objective, Accrue's strategy includes the following key elements: extend leadership in high-end e-business analysis, maintain technological leadership in e-business analysis software, leverage Web data platform, leverage and expand blue chip customer base, continue developing strategic alliances, expand sales and distribution channels, and pursue strategic acquisitions.

     The Company was incorporated in Delaware under the name "Plumb, Inc." in February 1996 and changed its name to "Gauge Technologies, Inc." in April 1996. In October 1996 the Company changed its name from "Gauge Technologies, Inc." to "Accrue Software, Inc." Accrue's principal executive offices are located at 48634 Milmont Drive, Fremont, California 94538-7353. The Company's telephone number at that location is (510) 580-4500. The address of the Company's Web site is http://www.accrue.com. Information contained in Accrue's Web site does not constitute part of this prospectus.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

     This prospectus also contains certain forward-looking statements that involve risks and uncertainties. These statements refer to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus.

WE HAVE A LIMITED OPERATING HISTORY, MAKING IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND YOUR INVESTMENT


     Accrue was formed in February 1996, and we introduced Accrue Insight 1.0, our first software product, in January 1997. For the fiscal years ended March 31, 1998, 1999 and 2000, we generated $2.1 million, $4.7 million and $18.9 million in revenue, respectively. For the six months ended September 30, 2000, we generated $19.8 million in revenue. Thus, we have a limited operating history upon which you can evaluate our business and prospects. Due to our limited operating history, it is difficult or impossible for us to predict future results of operations. For example, we cannot forecast operating expenses based on our historical results because they are limited, and we are required to forecast expenses in part on future revenue projections. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if our revenue is lower than we had projected, therefore net losses in a given quarter would be greater than expected. In addition, our ability to forecast accurately our quarterly revenue is limited due to a number of factors described in detail below, making it difficult to predict the quarter in which sales will occur. Moreover, due to our limited operating history, any evaluation of our business and prospects must be made in light of the risks and uncertainties often encountered by early-stage companies in Internet-related products and services markets, which is new and rapidly evolving. Many of these risks are discussed under the sub-headings below. We may not be able to successfully address any or all of these risks and our business strategy may not be successful.



WE INCURRED NET LOSSES OF $4.2 MILLION, $7.6 MILLION, $21.1 MILLION AND $29.8 MILLION FOR EACH OF THE RESPECTIVE FISCAL YEARS ENDED MARCH 31, 1998, 1999 AND 2000 AND THE SIX MONTHS ENDED SEPTEMBER 30, 2000



     We have not achieved profitability. We incurred net losses of $4.2 million for the fiscal year ended March 31, 1998, $7.6 million for the fiscal year ended March 31, 1999, and $21.1 million for the fiscal year ended March 31, 2000, and $29.8 million for the six months ended September 30, 2000. As of September 30, 2000, we had an accumulated deficit of $64.6 million. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future, or at all.

WE EXPECT OPERATING EXPENSES TO INCREASE SIGNIFICANTLY, WHICH MAY IMPEDE OUR ABILITY TO ACHIEVE PROFITABILITY

     As we grow our business we expect operating expenses to increase significantly, and as a result, we will need to generate increased quarterly revenue to achieve and maintain profitability. In particular, we expect to incur additional costs and expenses related to:

     - the expansion of our sales force and distribution channels;

     - the expansion of our product and services offerings;

     - development of relationships with strategic business partners;

     - the expansion of management and infrastructure; and

     - brand development, marketing and other promotional activities.

IF WE CANNOT FUND OPERATIONS FROM CASH GENERATED BY OUR BUSINESS, WE MAY BE REQUIRED TO SELL ADDITIONAL COMMON STOCK, WHICH COULD DEPRESS OUR COMMON STOCK PRICE

     To date, we have been unable to fund our operations from cash generated by our business and have funded operations primarily by selling securities. If our revenue fails to offset operating expenses, we may be required to fund future operations through the sale of additional common stock, which could cause our common stock price to decline.

FLUCTUATIONS IN OUR OPERATING RESULTS MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE AND MAY RESULT IN VOLATILITY IN THE MARKET PRICE OF OUR COMMON STOCK

     Our annual operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, particularly as a result of the risks we describe in this section. Because our operating results are volatile and difficult to predict, you should not rely on the results of one quarter as an indication of future performance. It is likely that in some future quarter our operating results will fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may fall significantly.

THE LOSS OF KEY MANAGEMENT PERSONNEL COULD HARM OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT

     Our success depends largely upon the continued services of our key management and technical personnel, the loss of which could seriously harm our business. In particular, we rely on Richard Kreysar, President, Chief Executive Officer and a director, and Bob Page, Vice President of Product Development and Chief Technology Officer. Messrs. Kreysar and Page do not have employment or non-competition agreements and could therefore terminate their employment with us at any time without penalty. We do not maintain key person life insurance policies on any of our employees.

WE FACE INTENSE COMPETITION WHICH COULD MAKE IT DIFFICULT FOR US TO ACQUIRE AND RETAIN CUSTOMERS NOW AND IN THE FUTURE

     The market for e-business analysis solutions is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future.

Competitors vary in size and in the scope and breadth of the products and services they offer. Our principal competitors today include:

     - vendors of software that target e-business customer data collection and analysis markets such as Andromedia, Inc., net.Genesis Corporation, WebTrends Corporation, Broadbase Software, Inc. and E.piphany, Inc.;

     - developers of software that address only certain technology components of our products; and

     - in-house development efforts by potential customers or partners.

     We expect that if we are successful in our strategy to expand the scope of our products and services, we may encounter many additional, market-specific competitors. In addition, because there are relatively low barriers to entry in the software market, we expect additional competition from traditional business intelligence and enterprise software vendors as the Internet software market continues to develop and expand. Some of these companies, as well as some other competitors, have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we have. In addition, many of our competitors have well-established relationships with current and potential customers of ours, have extensive knowledge of our industry and are capable of offering a single-vendor solution. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, promotion and sale of their products, or adopt more aggressive pricing policies to gain market share. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of software industry consolidations.

     Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business, financial condition and results of operations. We may not be able to compete successfully against current and future competitors, in which case our business could suffer.

IF WE ARE UNABLE TO MEET THE RAPID CHANGES IN E-COMMERCE TECHNOLOGY, OUR PRODUCT REVENUE COULD DECLINE

     The market for our products is marked by rapid technological change, frequent new product introductions, Internet-related technology enhancements, uncertain product life cycles, changes in client demands and evolving industry standards. We cannot be certain that we will successfully develop and market new products, new product enhancements or new products compliant with present or emerging Internet technology standards. In developing our products, we have made, and will continue to make, assumptions with respect to which standards will be adopted by the industry, our customers and competitors. If the standards adopted are different from those which we have chosen to support, market acceptance of our products may be significantly reduced or delayed and our business will be seriously harmed. In addition, we may be required to make significant expenditures to adapt our products to changing or emerging technologies. New products based on new technologies or new industry standards can render existing products obsolete and unmarketable. To succeed, we will need to enhance our current products and develop new products on a timely basis to keep pace with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of our clients. E-business analysis technology is complex and new products and product enhancements can require long development and testing periods. Any delays in developing and releasing enhanced or new products could harm our business, operating results and financial condition.

THE FAILURE TO RETAIN AND ATTRACT KEY TECHNICAL PERSONNEL COULD HARM OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT

     Because of the complexity of our products and technologies, we are substantially dependent upon the continued service of our existing product development personnel. In addition, we intend to hire a number of engineers with high levels of experience in designing and developing software and Internet-related products in time-pressured environments. The competition in Silicon Valley for qualified engineers in the computer software and Internet markets is intense. New personnel will require training and education and take time to reach full productivity. Our future success depends on our ability to attract, train and retain these key personnel.

FAILURE TO EXPAND OUR SALES OPERATIONS AND CHANNELS OF DISTRIBUTION WOULD LIMIT OUR GROWTH

     In order to maintain and increase our market share and revenue, we will need to expand our direct and indirect sales operations and channels of distribution. We have recently expanded our direct sales force and plan to hire additional sales personnel. As of September 15, 2000, our direct sales and support organization consisted of 102 employees. Competition for qualified sales personnel is intense, and we might not be able to hire the kind and number of sales personnel we are targeting. New hires will require extensive training and typically take several months to achieve productivity. In addition, we need to expand our relationships with domestic and international channel partners, distributors, value-added resellers, systems integrators, online and other resellers, Internet service providers, original equipment manufacturers, and other partners to build our indirect sales channel.

WE MAY BE UNABLE TO ADEQUATELY DEVELOP A PROFITABLE PROFESSIONAL SERVICES ORGANIZATION, WHICH COULD NEGATIVELY AFFECT BOTH OUR OPERATING RESULTS AND OUR ABILITY TO ASSIST OUR CUSTOMERS WITH THE IMPLEMENTATION OF OUR PRODUCTS

     Customers that license our software typically engage our professional services organization to assist with support, training, consulting and implementation of their e-business analysis solutions. We believe that growth in our product sales depends on our ability to provide our customers with these services and to educate third-party resellers on how to use our products. We expect our services revenue to increase in absolute dollars as we continue to provide consulting and training services that complement our products and as our installed base of customers grows. We generally bill our clients for our services on a fixed-price basis; however, from time to time we bill our clients on a time-and-materials basis. Failure to estimate accurately the resources and time required for an engagement, to manage our customers' expectations effectively regarding the scope of services to be delivered for an estimated price or to complete fixed-price engagements within budget, on time and to the customer's satisfaction could expose us to risks associated with cost overruns, and in some cases, penalties, and may harm our business. Although we plan to expand our services in order to address our customers' needs, we cannot be certain that this organization will ever achieve profitability.

OUR GROWTH COULD BE LIMITED IF WE FAIL TO EXECUTE OUR PLAN TO EXPAND INTERNATIONALLY


     Licenses and services sold to clients located outside of the United States were less than 5% of our total revenue in fiscal year 2000, less than 15% of our total revenue in fiscal year 2000 and approximately 15% of our total revenue in the first six months of fiscal year 2001. We expect international revenue to account for an increasing percentage of total revenue in the future. We believe that we must continue to expand our international sales activities in order to be successful. We initiated operations in selected international markets in the third quarter of our fiscal year ending

March 31, 2000. Continued expansion into international markets will require management attention and resources. We also intend to enter into a number of international alliances as part of our international strategy and rely extensively on these business partners to conduct operations, coordinate sales and marketing efforts, and provide software localization services. As of September 15, 2000, we had non-exclusive alliances with Sumisho Electronics Company, Ltd., a subsidiary of Sumitomo Corporation, and Itochu Techno-Science Corporation for distribution of our products in Japan, and a small number of value added resellers and distributors for distribution of our products in Europe. These alliances are not subject to binding agreements, have no specified performance requirements by us or our alliance partners, and may be terminated by either party at any time. Our success in international markets will depend on the success of our business partners and their willingness to dedicate sufficient resources to our relationships. We cannot assure you that we will be successful in expanding internationally. International operations are subject to other inherent risks, including:

     - protectionist laws and business practices that favor local competition;

     - difficulties and costs of staffing and managing foreign operations;

     - dependence on local vendors;

     - multiple, conflicting and changing governmental laws and regulations;

     - longer sales and collection cycles;

     - foreign currency exchange rate fluctuations;

     - political and economic instability;

     - reduced protection for intellectual property rights in some countries;

     - seasonal reductions in business activity; and

     - expenses associated with localizing products for foreign countries.

     If we fail to address these risks adequately our business may be seriously harmed.

OUR GROWTH COULD BE LIMITED IF WE FAIL TO SUCCESSFULLY IDENTIFY AND INTEGRATE POTENTIAL ACQUISITIONS AND INVESTMENTS

     Due to the intensely competitive nature of the e-business analysis market, we believe that our success will depend on our ability to attain significant market share, which will depend in part on our ability to successfully identify and acquire businesses, products and technologies from third parties that are complementary to our existing products and services. We do not have any present understanding, nor are we having any discussions relating to any acquisition or investment. We cannot be certain that we will be able to rapidly expand our product and services offerings through these acquisitions or investments. Some of the risks we may encounter include:

     - complementary products and services may not be available on commercially reasonable terms;

     - we may be unable to compete for acquisitions of products and services with many of our competitors who have greater financial resources than we do;

     - acquired products and services may not meet the needs of our customers;

     - we may incur difficulties associated with the integration of the personnel and operations of an acquired company with our personnel and operations;

     - we may incur difficulties in assimilating acquired products, services or technologies, with our existing products, services and technologies; and

     - integration of acquired and existing products and services may result in decreases in revenue from existing products and services.

     These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to issue equity securities to pay for any future acquisition which could be dilutive to our existing stockholders. We may also have to incur debt which could contain covenants that restrict our operations. In addition, acquisitions and investments may have negative effect on our reported results of operations from acquisition-related charges and amortization of acquired technology and other intangibles. Any of these acquisition-related risks could harm our business.

OUR VARIED SALES CYCLES MAKE IT DIFFICULT TO BUDGET AND FORECAST OUR OPERATING RESULTS

     We have varied sales cycles because we generally need to educate potential clients regarding the use and benefits of our product applications. The stability of our sales cycle continues to evolve as our products mature. Our sales cycles make it difficult to predict the quarter in which sales may fall and to budget and forecast operating results. In addition, a significant portion of our sales fall within the last month of a quarter, making it difficult to predict revenue until late in the quarter and to adjust expenses accordingly.

OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY SMALL DELAYS IN CUSTOMER ORDERS OR PRODUCT INSTALLATIONS

     Small delays in customer orders can cause significant variability in our license revenue and operating results for any particular period. We derive a substantial portion of our revenue from the sale of software products and related services. Our revenue recognition policy requires us to deliver the software prior to recognizing any revenue for the product and to substantially complete the implementation of our product before we can recognize service revenue. Any end of quarter delays in orders for delivery or product installation schedules could harm operating results for that quarter.

IF WE FAIL TO GENERATE REPEAT OR EXPANDED BUSINESS FROM OUR CURRENT AND FUTURE CUSTOMERS, OUR BUSINESS WILL BE SERIOUSLY HARMED

     Our success is dependent on the continued growth of our customer base and the retention of our customers. For the fiscal year ended March 31, 1999 and 2000, approximately 15 - 20% and 25 - 30% of our revenue, respectively, was derived from sales of products and services to existing customers. We expect to continue to derive a significant amount of revenue from our existing customers. If we fail to generate repeat and expanded business from our current and future customers, particularly from maintenance contract renewals, our operating results would be seriously harmed. Our ability to attract new customers will depend on a variety of factors, including the accuracy, scalability, reliability and cost-effectiveness of our products and services and our ability to effectively market our products and services. In the past, we have lost potential customers to competitors for various reasons, including lower prices and other incentives not matched by us. Many of our current customers initially purchase a license for our products and services for installation on a limited number of servers. If an installation is successful, the customer may purchase additional licenses to expand the use of our products in its organization, license additional products and services from us, or renew maintenance fees.

IF WE FAIL TO SUCCESSFULLY PROMOTE OUR ACCRUE BRAND NAME OR IF WE INCUR SIGNIFICANT EXPENSES PROMOTING AND MAINTAINING OUR ACCRUE BRAND NAME, OUR BUSINESS COULD BE HARMED

     Due in part to the emerging nature of the market for e-business analysis solutions and the substantial resources available to many of our competitors, there may be a time-limited opportunity for us to achieve and maintain a significant market share. Developing and maintaining awareness of the Accrue brand name is critical to achieving widespread acceptance of our e-business analysis solutions. Furthermore, the importance of brand recognition will increase as competition in the market for our products increases. Successfully promoting and positioning the Accrue brand will depend largely on the effectiveness of our marketing efforts and our ability to develop reliable and useful products at competitive prices. Therefore, we may need to increase our financial commitment to creating and maintaining brand awareness among potential customers.

THE STRAIN THAT OUR GROWTH RATE PLACES UPON OUR SYSTEMS AND MANAGEMENT RESOURCES MAY ADVERSELY AFFECT OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT

     We have recently experienced a period of significant expansion of our operations that has placed a significant strain on our management, administrative and operational resources. In addition, we have recently hired a significant number of employees and plan to further increase our total headcount. Our headcount has increased from 22 at March 31, 1997, to 38 at March 31, 1998, to 59 at March 31, 1999, to 133 at March 31, 2000, and to 164 at
September 15, 2000. In addition, we intend to further expand our finance, administrative and operations staff. Any failure to properly manage our growth could have a material adverse effect on our business, results of operations, and financial condition. To properly manage this growth, we must, among other things, implement and improve additional and existing administrative, financial, and operational systems, procedures, and controls on a timely basis. We may not be able to complete the necessary improvements to our systems, procedures, and controls necessary to support our future operations in a timely manner. Management may not be able to hire, train, retain, motivate, and manage required personnel and may not be able to successfully identify, manage, and exploit existing and potential market opportunities. In connection with our expansion, we plan to increase our operating expenses to expand our sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support, and improve operational and financial systems. Failure of our revenue to increase along with these expenses during any fiscal period could have a materially adverse impact on our financial results for that period.

ACCRUE INSIGHT, OUR MOST IMPORTANT PRODUCT, IS NOT PROTECTED BY A PATENT. IF ANOTHER PARTY WERE TO USE THIS TECHNOLOGY, OUR BUSINESS WOULD SUFFER

     We regard substantial elements of our e-business analysis solutions as proprietary and attempt to protect them by relying on patent, trademark, service mark, trade dress, copyright, and trade secret laws and restrictions, as well as confidentiality procedures and contractual provisions. However, Accrue Insight, our most important product, is not protected by a patent. Any steps we take to protect our intellectual property may be inadequate, time consuming, and expensive. In addition, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property, which could have a material adverse effect on our business. Furthermore, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Effective trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed or made available through the Internet. Furthermore, our competitors may independently develop similar technology that substantially limits the value of our intellectual property or design around patents issued to us.

OTHERS MAY BRING INFRINGEMENT CLAIMS AGAINST US WHICH COULD HARM OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     In addition to the technology we have developed internally, we also use code libraries developed and maintained by third parties and have acquired or licensed technologies from other companies. Our internally developed technology, the code libraries, or the technology we acquired or licensed may infringe a third party's intellectual property rights who may bring claims against us alleging infringement of their intellectual property rights. In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We are not currently involved in any intellectual property litigation. However, as the number of entrants into our market increases, the possibility of an intellectual property claim against us grows and we may be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. These claims and any resulting litigation could subject us to significant liability for damages and invalidation of our proprietary rights, would likely be time-consuming and expensive to defend and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

     - cease selling, incorporating, or using products or services that incorporate the challenged intellectual property;

     - obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; and/or

     - redesign those products or services that incorporate infringing technology.

     Any of these results could seriously harm our business.

PRODUCT DEFECTS COULD LEAD TO LOSS OF CUSTOMERS WHICH COULD HARM OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     Despite internal testing and testing by current and potential customers, our current and future products may contain serious defects, including Year 2000 errors, the occurrence of which could result in adverse publicity, loss of or delay in market acceptance, or claims by customers against us, any of which could harm our business, results of operations, and financial condition. In addition, our products and product enhancements are very complex and may from time to time contain errors or result in failures that we did not detect or anticipate when introducing our products or enhancements to the market. The computer hardware environment is characterized by a wide variety of non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming. Despite our testing, errors may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers.

WE ARE SUBJECT TO POTENTIAL PRODUCT LIABILITY CLAIMS THAT COULD REQUIRE CONSIDERABLE EFFORT AND EXPENSE TO DEFEND AND WHICH COULD HARM OUR BUSINESS

     Our products are used to monitor the traffic data of our customers' Web sites, and to segment, analyze and report this data. These and other functions that our products provide are often critical to our customers, especially in light of the considerable resources many organizations spend on the development and maintenance of their Web sites. Our end-user licenses contain provisions that limit our exposure to product liability claims, but these provisions may not be enforceable in all jurisdictions. Additionally, we maintain limited product liability insurance. To the extent our contractual limitations are unenforceable or these claims are not covered by insurance, a successful product liability claim could harm our business.

WE MAY BE UNABLE TO INTEGRATE SUCCESSFULLY MARKETWAVE CORPORATION, NEOVISTA SOFTWARE, INC., PILOT SOFTWARE, INC. AND/OR ASSETS ACQUIRED FROM TANTAU SOFTWARE, INC. AND TANTAU SOFTWARE INTERNATIONAL, INC. INTO OUR BUSINESS OR ACHIEVE THE EXPECTED BENEFITS OF THE ACQUISITIONS

     Our acquisition of Marketwave Corporation, which was completed in September, 1999, our acquisition of NeoVista Software, Inc., which was completed in January 2000, and our acquisition of Pilot Software, Inc., which was completed in September 2000, will require integrating the businesses and operations of those three companies with our company. Similarly, our acquisition of certain assets from Tantau Software, Inc. and Tantau Software International, Inc., which was completed in July 2000, will require integrating new technology into our business. We may not be able to successfully assimilate the personnel, technology, operations and customers of Marketwave, NeoVista, Pilot and/or Tantau into our business. In addition, we may fail to achieve the anticipated synergies from these acquisitions, including marketing, product development, distribution and other operational synergies. The integration process of these businesses and assets may further strain our existing financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from our core business objectives. In addition, we are not experienced in managing significant facilities or operations in geographically distant areas. Finally, we cannot be certain that we will be able to retain Marketwave, NeoVista, Pilot and/or Tantau employees.

WE MAY ACQUIRE TECHNOLOGIES OR COMPANIES IN THE FUTURE, AND THESE ACQUISITIONS COULD RESULT IN THE DILUTION OF OUR STOCKHOLDERS AND DISRUPTION OF OUR BUSINESS

     We may acquire technologies or companies in the future. Entering into an acquisition entails many risks of any which could materially harm our business, including:

     - diversion of management's attention from other business concerns;

     - failure to assimilate the acquired company with our pre-existing business;

     - potential loss of key employees from either our pre-existing business or the acquired business;

     - dilution of our existing stockholders as a result of issuing equity securities; and

     - assumption of liabilities of the acquired company.

EVOLVING REGULATION OF THE INTERNET MAY HARM OUR BUSINESS

     As e-commerce continues to evolve, increasing regulation by federal, state, or foreign agencies becomes more likely. This regulation is likely in the areas of user privacy, pricing, content, quality of products and services, taxation, advertising, intellectual property rights, and information security. In particular, laws and regulations applying to the solicitation, collection, or processing of personal or consumer information could negatively affect our activities. Typically, our products capture traffic data when consumers, business customers or employees visit a Web site. The perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our products. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify Web site users that the data captured after visiting Web sites may be used by marketing entities to unilaterally direct product promotion and advertising to that user. We are not aware of any similar legislation or regulatory requirements currently in effect in the United States. Other countries and political entities, such as the European Economic Community, have adopted legislation or regulatory requirements. The United States may adopt similar legislation or regulatory requirements. If consumer privacy concerns are not adequately addressed, our business could be harmed. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity and libel is uncertain and developing. Furthermore, any regulation imposing fees or assessing taxes for Internet use could result in a decline in the use of the Internet and the viability of e-commerce. Any new legislation or regulation, or the application or interpretation of existing laws or regulations, may decrease the growth in the use of the Internet, may impose additional burdens on e-commerce or may require us to alter how we conduct our business. This could decrease the demand for our products and services, increase our cost of doing business, increase the costs of products sold through the Internet or otherwise have a negative effect on our business, results of operations and financial condition.

OUR SUCCESS DEPENDS ON CONTINUED USE AND EXPANSION OF THE INTERNET

     Continued expansion in the sales of our e-business analysis solutions will depend upon the continued growth of the Internet as a widely used medium for commerce and communication. Rapid growth in the use of the Internet is a recent phenomenon. Acceptance and use may not continue to develop at historical rates and a sufficiently broad base of customers may not adopt or continue to use the Internet and online services as a medium of commerce and communication. Demand and market acceptance for recently introduced products and services relating to the Internet are subject to a high level of uncertainty and few proven products and services exist. If the Internet does not continue to grow as a widespread communications medium and commercial marketplace, the demand for our e-business analysis solutions could be significantly reduced. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of complementary products, such as high speed modems. The Internet infrastructure may not be able to support the demands placed on it by continued growth. Additionally, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility, and quality of service.


BECAUSE ACCRUE'S OFFICERS AND DIRECTORS OWN APPROXIMATELY 13.7% OF THE OUTSTANDING COMMON STOCK, YOU AND OTHER INVESTORS WILL HAVE MINIMAL INFLUENCE ON STOCKHOLDER DECISIONS



     As of October 31, 2000, our officers and directors beneficially owned approximately 13.7% of our outstanding common stock. As a result, they will be able to exercise significant influence over all matters requiring stockholder approval, and you and other investors will have minimal influence over the election of directors or other stockholder actions. As a result, these stockholders could approve or cause Accrue to take actions which you disapprove or that are contrary to your interests and those of other investors. Our certificate of incorporation and bylaws do not provide for cumulative voting; therefore, our controlling stockholders will have the ability to elect all of our directors. The controlling stockholders will also have the ability to approve or disapprove significant corporate transactions without further vote by the investors who purchase common stock pursuant to this offering. This ability to exercise influence over all matters requiring stockholder approval could prevent or significantly delay another company or person from acquiring or merging with us.


THE EFFECTS OF ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND IN DELAWARE LAW COULD PREVENT A CHANGE IN CONTROL OF ACCRUE WHICH MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK

     Provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing a merger or sale of Accrue, or making a merger or acquisition less desirable to a potential acquirer, even where stockholders may consider the acquisition or merger favorable. These provisions could also have the effect of making it more difficult for a third party to effect a change of control of the board of directors. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control without further action by the stockholders. Any issuance of preferred stock may harm the market price of the common stock. The issuance of preferred stock may also result in the loss of the voting control of holders of common stock to the holders of the preferred stock.

THE MARKET PRICE FOR OUR COMMON STOCK, LIKE OTHER TECHNOLOGY STOCKS, MAY BE VOLATILE

     The stock markets have, in general, and with respect to Internet companies in particular, recently experienced extreme stock price and volume volatility that has affected companies' stock prices. The stock markets may continue to experience volatility that may adversely affect the market price of our common stock. Stock prices for many companies in the technology and emerging growth sector have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. Fluctuations such as these may affect the market price of our common stock. In addition, if we fail to address any of the risks described in this section, the market price for our common stock, and consequently, the value of your investment, could decline.

SIGNIFICANT FLUCTUATIONS IN THE MARKET PRICE OF OUR COMMON STOCK COULD RESULT IN SECURITIES CLASS ACTION CLAIMS AGAINST US, WHICH COULD SERIOUSLY HARM OUR BUSINESS

     Securities class action claims have been brought against companies in the past where volatility in the market price of that company's securities has taken place. This kind of litigation could be very costly and divert our management's attention and resources, and any adverse determination in this litigation could also subject us to significant liabilities, any or all of which could seriously harm our business.

IF WE CANNOT RAISE FUNDS, IF NEEDED, ON ACCEPTABLE TERMS, WE MAY NOT BE ABLE TO DEVELOP OR ENHANCE OUR PRODUCTS AND SERVICES, TAKE ADVANTAGE OF FUTURE OPPORTUNITIES OR RESPOND TO COMPETITIVE PRESSURES OR UNANTICIPATED CAPITAL REQUIREMENTS WHICH COULD HARM OUR BUSINESS


     We expect the net proceeds from our public offering in July 1999, cash on hand, cash equivalents and commercial credit facilities to meet our working capital and capital expenditure needs for at least the next 12 months following September 30, 2000. Accordingly, we may need to raise additional funds and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. Further, if we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we incur indebtedness to help us meet our future capital requirements, this debt could contain covenants which restrict our operations. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated capital requirements, which could harm our business, operating results and financial condition.


SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE


     Sales of a substantial number of shares of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of the common stock by potentially introducing a large number of sellers of our common stock into a market in which the common stock price is already volatile, thus driving the common stock price down. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities. As of October 17, 2000, we had 30,355,976 shares of common stock outstanding. 4,485,000 shares of our common stock, including the underwriter's option to purchase additional shares which was exercised in full, were registered in connection with the initial public offering of our common stock. 3,225,261 shares of our common stock were issued to the stockholders of Marketwave Corporation in connection with our acquisition of that company, and such shares were subsequently registered with the Securities and Exchange Commission in March 2000. Of the 3,225,261 shares of our common stock registered in March 2000, as of November 1, 2000, 1,054,598 shares had been subsequently sold, 1,088,809 of the remaining 2,170,663 shares are registered pursuant to a registration statement on Form S-3 declared effective by the Securities Exchange Commission on November 13, 2000, and 1,082,354 of the remaining 2,170,663 shares are to be de-registered. 1,666,667 shares of our common stock were issued to Tantau Software, Inc. in connection with our purchase of certain assets from Tantau and its wholly owned subsidiary, Tantau Software International, Inc., and are registered with the Securities and Exchange Commission pursuant to the registration statement of which this Prospectus is a part. 974,273 shares of our common stock were issued to Platinum Equity Holdings, LLC in connection with our acquisition of Pilot Software, Inc., and are registered pursuant to a registration statement on Form S-3 declared effective by the Securities Exchange Commission on November 13, 2000. The foregoing shares issued to the Marketwave shareholders, to Tantau and to Platinum Equity Holdings may be sold without restriction or further registration under the federal securities laws unless held by our "affiliates" as that term is defined in Rule 144 while the respective registration statements remain effective. The remaining 21,087,129 shares of common stock outstanding are "restricted securities" as that term is defined in Rule 144; however, virtually all of these shares are eligible for sale, in some cases only subject to the volume, manner of sale and notice requirements of Rule 144. In addition, we have registered a total of 11,274,407 shares of our common stock under our existing stock option and employee stock purchase plans, including options originally granted under stock option plans of Marketwave Corporation and NeoVista Software, Inc., which options are now exercisable for shares of our common stock.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the 1,666,667 shares of common stock being offered by the Selling Stockholder.

                ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDER

     On July 14, 2000, we closed an asset purchase transaction with the Selling Stockholder pursuant to which we agreed to issue to the Selling Stockholder 1,666,667 shares of our common stock in exchange for the sale and assignment to us of certain assets. This Prospectus covers the resale of the shares of common stock issued in connection with the asset purchase transaction.

                              PLAN OF DISTRIBUTION

     Shares of common stock offered by this Prospectus may be offered and sold from time to time by the Selling Stockholder. As used in this Prospectus, the term "Selling Stockholder" includes pledgees, transferees or other successors-in-interest selling shares received from the Selling Stockholder as a pledgor, a borrower or in connection with other non-sale-related transfers after the date of this Prospectus. This Prospectus may also be used by transferees of the Selling Stockholder, including broker-dealers of other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholder may sell shares on the Nasdaq National Market, or in private sales at negotiated prices directly or through a broker. The Selling Stockholder and any underwriters, dealers or agents who participate in the distribution of the shares may be deemed to be "underwriters" under the Securities Act of 1933. Any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the Selling Stockholder against certain liabilities arising under the Securities Act.

     The Selling Stockholder will pay selling commissions or brokerage fees, if any, with respect to the sale of the common stock offered by this Prospectus in amounts customary for this type of transaction. The Selling Stockholder will also pay all applicable transfer taxes and fees for its legal counsel incurred in connection with the sale of shares.

     The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of the shares offered by this Prospectus in the market, and to their own activities and those of their affiliates. The Selling Stockholder has advised the Company that during such time as such Selling Stockholder may be engaged in the attempt to sell Shares registered hereunder, such person will:

          (i) not engage in any stabilization activity in connection with any of the Company's securities;

          (ii) cause to be furnished to each person to whom Shares included herein may be offered, and to each broker-dealer, if any, through whom Shares are offered, such copies of this Prospectus, as supplemented or amended, as may be required by such person;

          (iii) not bid for or purchase any of the Company's securities or any rights to acquire the Company's securities, or attempt to induce any person to purchase any of the Company's securities or rights to acquire the Company's securities other than as permitted under the Exchange Act;

          (iv) not effect any sale or distribution of the Shares until after the Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and

          (v) effect all sales of Shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved.

     The Company has agreed to maintain the effectiveness of this Registration Statement until the earlier of the sale of all the Shares registered pursuant to this Prospectus or such date as the Company shall be satisfied that the Selling Stockholder can sell all of the Shares registered hereunder in any three-month period in compliance with Rule 144 promulgated under the Securities Act.

                              SELLING STOCKHOLDER


     The following table sets forth certain information as of October 17, 2000 with respect to the Selling Stockholder. The following table assumes that the Selling Stockholder sells all of the shares offered by this Prospectus. We are unable to determine the exact number of shares that actually will be sold.



     The number and percentage of shares beneficially owned is based on 30,355,976 shares outstanding at October 17, 2000 determined in accordance with Rule 13d-3 of the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power, and also includes shares which an individual has the right to acquire within 60 days of October 17, 2000 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the share shown as beneficially owned.


     The Selling Stockholder has not had any material relationship with us or any of our predecessors or affiliates within the last three years.


                                         SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                OWNED                                OWNED
                                         PRIOR TO OFFERING(1)     NUMBER       AFTER OFFERING(1)
                                        ----------------------   OF SHARES   ----------------------
                                         NUMBER     PERCENT(2)    OFFERED     NUMBER     PERCENT(2)
                                        ---------   ----------   ---------   ---------   ----------
Tantau Software, Inc. ................  1,666,667       5.5%     1,666,667       0           *%
  World Headquarters
  108 Wild Basin Road Suite 110
  Austin, TX 78746


-------------------------
 *  Less than 1%

(1) Information with respect to beneficial ownership is based upon information contained in filings made by the Selling Stockholder with the Securities and Exchange Commission, and information obtained from the Company's transfer agent and the Selling Stockholder.

(2) Assumes sale of all Shares offered hereby and no other purchases or sales of the Company's Common Stock. See "Plan of Distribution."

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for the Company by Venture Law Group, A Professional Corporation, 2775 Sand Hill Road, Menlo Park, California 94025. John V. Bautista, a director of Venture Law Group, is the Secretary of the Company. As of the date of this prospectus, certain directors of Venture Law Group and an investment partnership affiliated with Venture Law Group own 2,137 shares of the Company's common stock and hold options to purchase 20,000 shares of the Company's common stock at an exercise price of $8.00 per share.

                                    EXPERTS


     The consolidated financial statements of Accrue Software, Inc., incorporated in this Prospectus by reference to Accrue Software, Inc.'s Annual Report on Form 10-K/A for the year ended March 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.


     The financial statements of Infocharger (a Business Unit of Tantau Software, Inc.) as of December 31, 1999 and June 30, 2000, and from February 11, 1999 (inception) to December 31,

1999 and for the six months ended June 30, 2000, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                    ADDITIONAL INFORMATION AVAILABLE TO YOU

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules. For further information with respect to the Company and the common stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and the exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the SEC's offices upon payment of fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

     The SEC allows the Company to "incorporate by reference" certain of its publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that the Company files with the SEC after the effective date of this prospectus will automatically update and supersede this information. The Company incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the closing date of the offering.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

          1. The Company's Annual Report on Form 10-K/A for the year ended March 31, 2000 (File No. 0-26437).


          2. The description of the Company's common stock in its Registration Statement on Form 8-A filed with the SEC on June 18, 1999 (File No. 0-26437).



          3. The Company's definitive Proxy Statement dated July 17, 2000, filed in connection with our August 31, 2000 Annual Meeting of Stockholders.



          4. The Company's Current Report on Form 8-K, filed with the SEC on July 26, 2000 (File No. 0-26437).



          5. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File No. 0-26437).



          6. The Company's Current Report on Form 8-K, filed with the SEC on September 21, 2000 (File No. 0-26437).

           7. The Company's Current Report on Form 8-K/A, filed with the SEC on September 22, 2000 (File No. 0-26437).



           8. The Company's Current Report on Form 8-K, filed with the SEC on October 27, 2000 (File No. 0-26437).



           9. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 0-26437).



          10. The Company's Current Report on Form 8-K, filed with the SEC on November 21, 2000 (File No. 0-26437).


     The Company will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Gregory C. Walker, Chief Financial Officer, Accrue Software, Inc., 48634 Milmont Drive, Fremont, California 94538, and telephone: (510) 586-4500.

                        [BACK OUTSIDE PROSPECTUS COVER]

                                 [ACCRUE LOGO]

     EACH SELLING STOCKHOLDER THAT EFFECTS TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE SELLING STOCKHOLDERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD SHARES REGISTERED PURSUANT TO THIS PROSPECTUS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the common stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the Selling Stockholder are payable individually by the Selling Stockholder. All amounts are estimates except the SEC registration fee.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................   $ 10,010
Printing....................................................   $  5,000
Legal fees and expenses.....................................   $ 50,000
Accounting fees and expenses................................   $ 75,000
Miscellaneous fees and expenses.............................   $  5,000
                                                               --------
  Total.....................................................   $145,010
                                                               ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article XIII of the Registrant's Certificate of Incorporation and Article VI of the Company's Bylaws provide for indemnification of the Company's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Company has entered into Indemnification Agreements with its officer and directors.

     In connection with this offering, the Selling Stockholder has agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the Selling Stockholder and contained herein up to a maximum of the net proceeds received by the Selling Stockholder from the sale of its Shares hereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

NUMBER                             DESCRIPTION
------                             -----------
  2.1 (1)  Asset Purchase Agreement dated as of June 30, 2000 by and between the Company, Tantau Software, Inc. and Tantau
           Software International, Inc.
  4.1 (1)  Investors' Rights Agreement dated as of July 14, 2000 between the Company and Tantau Software, Inc.
  5.1*     Opinion of Venture Law Group regarding the legality of the
           Common Stock being registered.
 10.19(1)  Tantau Software, Inc. Software License and Services
           Agreement executed as of June 30, 2000 by the Company and
           Tantau Software, Inc.

NUMBER                             DESCRIPTION
------                             -----------
 23.1      Consent of PricewaterhouseCoopers LLP, Independent
           Accountants.
 23.2      Consent of Ernst & Young LLP, Independent Auditors.
 23.3      Consent of Counsel (included in Exhibit 5.1).
 24.1*     Power of Attorney.

-------------------------
(1) Incorporated by reference from the Company's Current Report on Form 8-K filed with the Commission on July 26, 2000.

 * Previously filed with Registration Statement on Form S-3 (File No. 333-42784) and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 21st day of November 2000.


                                          ACCRUE SOFTWARE, INC.

                                          By:    /s/ RICHARD D. KREYSAR
                                            ------------------------------------
                                                     Richard D. Kreysar
                                               President and Chief Executive
                                                           Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----
               /s/ RICHARD D. KREYSAR                     President and Chief      November 21, 2000
-----------------------------------------------------      Executive Officer
                 Richard D. Kreysar                       (Principal Executive
                                                                Officer)

                /s/ GREGORY C. WALKER                   Chief Financial Officer    November 21, 2000
-----------------------------------------------------   (Principal Financial and
                  Gregory C. Walker                       Accounting Officer)

                          *                                     Director           November 21, 2000
-----------------------------------------------------
                    David Folkman

                          *                                     Director           November 21, 2000
-----------------------------------------------------
                    Max D. Hopper

                          *                                     Director           November 21, 2000
-----------------------------------------------------
                  A. Brooke Seawell

                          *                             Chairman of the Board of   November 21, 2000
-----------------------------------------------------          Directors
                   Robert Smelick

             *By: /s/ GREGORY C. WALKER
  ------------------------------------------------
                  Gregory C. Walker
                  Attorney-in-Fact

                                 EXHIBIT INDEX

 NUMBER                             DESCRIPTION
 ------                             -----------
    2.1(1)  Asset Purchase Agreement dated as of June 30, 2000 by and between the Company, Tantau Software, Inc. and Tantau
            Software International, Inc.
    4.1(1)  Investors' Rights Agreement dated as of July 14, 2000 between the Company and Tantau Software, Inc.
    5.1*    Opinion of Venture Law Group regarding the legality of the
            Common Stock being registered.
   10.19(1) Tantau Software, Inc. Software License and Services
            Agreement executed as of June 30, 2000 by the Company and
            Tantau Software, Inc.
   23.1     Consent of PricewaterhouseCoopers LLP, Independent
            Accountants.
   23.2     Consent of Ernst & Young LLP, Independent Auditors.
   23.3     Consent of Counsel (included in Exhibit 5.1).
   24.1*    Power of Attorney (see page II-3).

-------------------------
(1) Incorporated by reference from the Company's Current Report on Form 8-K filed with the Commission on July 26, 2000.

 *  Previously filed with Registration Statement on Form S-3 (File No.
    333-42784).